Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

In consideration for being employed by Adaptec, Inc. (hereinafter, "Adaptec"), Stephen Terlizzi (hereinafter, "Employee") and Adaptec acknowledge and agree to be bound by the following Executive Employment Agreement (this "Agreement") effective as of August 14, 2007 (the "Effective Date"). This Agreement supersedes the terms of Employee's offer letter and prior executive employment agreement, dated as of May 1, 2007.

1. DUTIES AND RESPONSIBILITIES: Employee will be employed by Adaptec in the position of Vice President and General Manager of Storage Solutions Group reporting to Adaptec's Chief Executive Officer (hereinafter, "CEO"). Employee's duties and responsibilities will be assigned by Adaptec's CEO or his designee. Employee's duties and responsibilities may be altered, modified and changed as Adaptec's CEO deems appropriate.

2. COMPENSATION: Employee's base salary will be $230,000 per year. Adaptec's CEO and Compensation Committee of the Board of Directors may increase Employee's base salary from time to time as they deem appropriate. In addition, Employee will be eligible to participate in Adaptec's Executive Bonus Incentive Plan at a targeted amount of 50% of annual base salary. That plan has a variable payout based upon Adaptec's performance, as well as the performance of Employee. The performance targets for Adaptec and Employee which shall serve as the basis for awarding Employee an incentive bonus shall be established by Adaptec's CEO and Board of Directors, in their sole discretion, at the beginning of each Fiscal Year. It is within the sole discretion of Adaptec's CEO or his designee to determine whether Employee achieved all or part of the targets established as well as the resulting bonus amount to be awarded. All bonus plans, including all performance targets and all other aspects and conditions of those plans, shall be established by and subject to change and modification by Adaptec's CEO and Board of Directors in their sole discretion.

3. STOCK OPTIONS:  As deemed appropriate by Adaptec's CEO and Board of Directors, Employee may receive option grants and restricted stock awards under the 2004 Equity Incentive Plan and successor equity plans.  The future grants will vary in number given and in vesting schedules.

4. BENEFITS: Employee shall be eligible for all benefits normally and regularly provided to Adaptec's executive staff as may be in effect from time to time, if any, in accordance with the rules established from time to time for individual participation in any such plans. In addition, Employee will be entitled to receive the following benefits: a $650 per month automobile allowance, reimbursement for personal financial and tax advice up to $2,500 per year, reimbursement for health club initiation fees of up to $300 plus 50% of the club's monthly dues up to $55.00 per month, survivor benefit management services up to a maximum cost of $3,000, and a company-paid annual physical examination.

5. EMPLOYEE'S AT-WILL EMPLOYMENT: Employee understands and agrees that his employment relationship with Adaptec is for an INDEFINITE PERIOD and is on an AT-WILL basis. This means that Employee is free to terminate his employment with Adaptec at any time with or without cause or notice and that Adaptec is similarly entitled to terminate Employee's employment at any time with or without cause or notice. Employee understands and agrees that the AT-WILL nature of his employment with Adaptec will be maintained throughout the time he is employed by Adaptec and can only be changed by an express written employment contract specifically prepared for Employee and signed by Adaptec's CEO. If Employee's employment is terminated for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly and specifically required by Section 10 of this Agreement.

6. OUTSIDE ACTIVITIES: During Employee's employment with Adaptec, he agrees to devote his full productive time, energies and abilities to the proper and efficient management of Adaptec's business. Without express, prior written authorization from Adaptec's CEO, Employee shall not, directly or indirectly, during the term of his employment: (1) render services of a business, professional or commercial nature, to any other person, firm, entity, or business, whether for compensation or otherwise; or (2) engage in any activity competitive with or adverse to Adaptec's business or welfare, whether alone, or as an owner, shareholder or partner, or as an officer, director, employee, advisor, contractor or consultant; or (3) serve as a Director of a for-profit public company or as a Director of a for profit private company.

7. PROTECTION OF ADAPTEC'S CONFIDENTIAL AND PROPRIETARY INFORMATION AND TRADE SECRETS: During Employee's employment with Adaptec as well as at all times following his termination thereof, Employee agrees to abide by and comply with the Employee Proprietary Information Agreement which he entered into, a copy of which is attached hereto and incorporated herein as "Exhibit A."

8. TERMINATION OF EMPLOYMENT: Employee's employment with Adaptec is at-will and may be terminated by Employee or by Adaptec at any time for any reason as follows:

(a) Employee may terminate employment upon written notice to Adaptec for "Good Reason," as defined below (an "Involuntary Termination");

(b) Employee may terminate employment upon written notice to Adaptec at any time in Employee's discretion without Good Reason ("Voluntary Termination");

(c) Adaptec may terminate Employee's employment upon written notice to Employee at any time following a determination that there is "Cause," as defined below, for such termination ("Termination for Cause");

(d) Adaptec may terminate Employee's employment upon written notice to Employee at any time without Cause for such termination ("Termination without Cause");

(e) Employee's employment will automatically terminate upon Employee's death or upon Employee's disability as determined by Adaptec ("Termination for Death or Disability"); provided that "disability" shall mean Employee's complete inability to perform Employee's job responsibilities for a period of ninety (90) consecutive days or ninety (90) days in the aggregate in any twelve (12) month period.

9. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

(a) "Cause" means Employee's (i) neglect or poor performance of duties, if not remedied to the satisfaction of the CEO after written notice has been given to the Employee by the CEO or his or her designee; (ii) willful and deliberate malfeasance or gross negligence in the performance of duties and responsibilities; (iii) commission of any act of fraud, gross misconduct or dishonesty with respect to Adaptec; (iv) conviction of, or plea of guilty or "no contest" to, a felony, a serious violation of the law or a crime involving moral turpitude, fraud, or misappropriation of funds; (v) breach or violation of this Agreement or any proprietary information and inventions or confidentiality agreement with Adaptec, including the Employee Proprietary Information Agreement; or (vi) refusal or unwillingness to follow the lawful directions of the CEO or the Board.

(b) "Change of Control" means (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Adaptec, a subsidiary or an Adaptec employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Adaptec representing fifty percent (50%) or more of either the then outstanding shares of the common stock of Adaptec or the combined voting power of Adaptec's then outstanding securities; (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (I) are directors as of the date hereof, or (II) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Adaptec); (iii) the consummation of a merger or consolidation of Adaptec with any other corporation, other than a merger or consolidation which would result in the voting securities of Adaptec outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the then outstanding shares of the common stock of Adaptec and the combined voting power of Adaptec's then outstanding securities; or (iv) the consummation of the sale or disposition by Adaptec of all or substantially all Adaptec's assets.

(c) "Good Reason" means Employee terminates employment within sixty (60) days following the occurrence of any of the following taken without Employee's written consent (i) a material reduction in Employee's duties or responsibilities from those in effect prior to a Change of Control; (ii) a requirement by Adaptec that Employee relocate Employee's principal office to a facility more than twenty-five (25) additional commuting miles from Adaptec's current headquarters; or (iii) a material reduction in Employee's annual base salary and target incentive compensation by 5% (other than in connection with a general decrease in the salary of all similarly situated employees of Adaptec); provided that Employee has given notice to any successor entity following such action and a thirty (30) day opportunity to cure.

10. SEPARATION PAYMENTS AND BENEFITS. Upon termination of Employee's employment with Adaptec for any reason, Employee will receive payment for all unpaid salary and vacation accrued as of the date of termination of employment, and benefits will be continued under Adaptec's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon Employee's execution of a release and waiver of claims (acceptable to, and in such form and substance as provided by, Adaptec) against Adaptec, its officers and directors, Employee will also be entitled to receive the payments and benefits as set forth below; provided, however, that Employee shall not be entitled to the payments and benefits set forth below in the event Employee's termination occurs following the three-year anniversary of the Effective Date.

(a) In the event of Employee's Voluntary Termination, Termination for Cause, or Termination for Death or Disability, Employee will not be entitled to any cash or other severance benefits or any accelerated vesting of Adaptec equity awards Employee may then hold.

(b) In the event of Adaptec's termination of Employee which constitutes a Termination without Cause, Employee will be entitled to (i) a lump sum payment in an amount equal to nine (9) months of Employee's then current annual base salary plus, for each year of Employee's service with Adaptec in excess of three years, an additional week of base salary, (ii) provided Employee becomes eligible and timely elects to continue Employee's health coverage under COBRA, reimbursement for any COBRA payments made by Employee with respect to Employee and Employee's legal dependents in the nine (9) months following the date of termination, and (iii) outplacement services through the use of a company or consultant to be chosen by Employer in an amount not to exceed $10,000 (to be paid by Adaptec directly to the outplacement service provider). Any severance payment made pursuant to this section shall be paid within thirty (30) days following the date of Employee's termination, or at a later date if so required pursuant to Section 409A(2)(B) of the Internal Revenue Code of 1986 (the "Code"), as amended.

(c) In the event of Employee's Involuntary Termination or Adaptec's termination of Employee which constitutes a Termination without Cause, in each case occurring within one (1) year following a Change of Control, in lieu of the payments and benefits pursuant to Section 10(b) (unless payable pursuant to the last sentence of this Section 10(c)), Employee will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of Employee's then current annual base salary, (ii) a lump sum payment in an amount equal to Employee's then-applicable annual target bonus opportunity, (iii) provided Employee becomes eligible and timely elects to continue Employee's health coverage under COBRA, reimbursement for any COBRA payments made by Employee with respect to Employee and Employee's legal dependents in the twelve (12) months following the date of termination, (iv) outplacement services through the use of a company or consultant to be chosen by Employer in an amount not to exceed $10,000 (to be paid by Adaptec directly to the outplacement service provider) and (v) accelerated vesting with respect to one hundred percent (100%) of any then-unvested shares subject to all Adaptec equity awards then held by Employee. Any severance payment made pursuant to this section shall be paid within thirty (30) days following the date of Employee's termination, or at a later date if so required pursuant to Section 409A(2)(B) of the Code. In the event Employee has completed less than one (1) year of service with Adaptec at the time of Employee's Involuntary Termination or Termination without Cause occurring within one (1) year following a Change of Control, then Employee will receive the greater of (determined without taking into account the value of accelerated vesting under Section 10(c)(v) hereof) (A) a prorated amount of the payments and benefits provided under this Section 10(c) or (B) the payments and benefits provided under Section 10(b) above.

11. NON-SOLICITATION. Employee agrees that for a period of twelve (12) months immediately following a termination of employment for any reason, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of Adaptec's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of Adaptec, either for Employee or any other person or entity. Employee further agrees not to otherwise interfere with the relationship of Adaptec or any of its subsidiaries or affiliates with any person who, to Employee's knowledge, is employed by or otherwise engaged to perform services for Adaptec or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve- month period, a customer or client of Adaptec, or any of its subsidiaries.

12. COOPERATION. Both during employment with Adaptec and following termination, Employee shall cooperate fully with Adaptec in the defense of any action or proceeding brought by any third party against Adaptec that relates in any way to Employee's acts or omissions while employed by Adaptec. Such cooperation shall include, but not be limited to, Employee making himself or herself available to Adaptec and its counsel for interviews and to provide testimony by declaration, deposition, and/or trial as requested by Adaptec's counsel.

13. FINAL AND BINDING ARBITRATION. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the "Rules"). All arbitration proceedings shall be conducted in Santa Clara County, California.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Adaptec. Accordingly, except as provided for by the Rules, neither Employee nor Adaptec will be permitted to pursue court action regarding claims that are subject to arbitration. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement in particular Section 7 of this Agreement.

Adaptec will cover all of Employee's legal expenses incurred by Employee to enforce this Agreement following a Change of Control, payable within ten (10) days of Employee's submission of evidence of incurring Employee's incurring such expenses as a result of a refusal to pay benefits under this Agreement.

14. PAYMENT OF TAXES: All payments made to Employee under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes.  Employee is responsible for legally mandated payroll deductions and withholdings.

15. RETURN OF ADAPTEC EQUIPMENT AND PROPERTY. At the time of Employee's termination of employment with Adaptec, Employee agrees to return to Adaptec all Adaptec property and equipment, including but not limited to, computers, printers, computer diskettes, software, files, records, computations, reports, studies, manuals, notebooks, documents, correspondence, customer lists, lists of potential customers, and any and all other confidential information or records and other similar items relating to Adaptec's business, whether prepared by Employee or otherwise coming into Employee's possession.

16. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements or understandings, including, but not limited to, any provision of any equity plan or agreement with respect to vesting of awards granted following the Effective Date, whether oral, implied or in writing, between the parties hereto with respect to the subject matters covered herein, and contains all of the covenants and agreements between the parties with respect to such matters in their entirety. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification to this Agreement shall be effective only if it is in writing and signed by Employee and Adaptec's CEO. This Agreement may not be terminated without the written consent of Employee and shall be binding on any successor to Adaptec.

17. PARTIAL INVALIDITY: If any other provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

18. APPLICABLE LAW: The laws of the State of California shall govern this Agreement, notwithstanding conflict of laws.

19. CONFIDENTIALITY: Employee agrees that at all times during his employment with Adaptec and following his termination he shall maintain as strictly confidential the existence of, and terms and conditions contained in, the Agreement, to the fullest extent allowed by law.

20. PREPARATION OF AGREEMENT: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

21. NOTICES: Any notice pursuant to this Agreement shall be deemed validly given or served if given in writing and delivered personally or ten (10) calendar days after being sent by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to Adaptec in writing. In the case of Adaptec, mailed notices shall be directed and addressed to Chairman and Chief Executive Officer, Adaptec, Inc., 691 South Milpitas Blvd., Milpitas, CA 95035.

22. CONTINUING OBLIGATIONS: Whether or not Employee's employment relationship with Adaptec is terminated, neither Employee nor Adaptec shall be relieved of the continuing obligations of the covenants contained in this Agreement.

23. SUCCESSORS: Adaptec shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Adaptec's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Adaptec's obligations under this Agreement in the same manner and to the same extent that Adaptec would be required to perform if no such succession or assignment had taken place.

24. EMPLOYEE'S REPRESENTATIONS: Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and his execution and performance of this Agreement is not in violation or breach of any other agreement between him and any other person or entity. Employee acknowledges and agrees that he is entering into this Agreement voluntarily and free of any duress or coercion.

ADAPTEC, INC.

/s/ `Sundi' Subramanian Sundaresh
`Sundi' Subramanian Sundaresh
Chief Executive Officer

Entered into at Milpitas, California,
this 14th day of August, 2007.

/s/ Stephen Terlizzi
Stephen Terlizzi

Entered into at Milpitas, California,
this 24th day of August, 2007.

Exhibit A
[Attach Signed Copy of Employee Proprietary Information Agreement]